Exhibit 99.1

   City National Corporation Reports Third-Quarter 2004 Net Income
                 of $53.5 Million or $1.04 Per Share;
        Total assets reach $14.0 billion at September 30, 2004

    LOS ANGELES--(BUSINESS WIRE)--Oct. 19, 2004--City National Corporation (NYSE:CYN), parent company of wholly owned City National Bank, today reported net income of $53.5 million, or $1.04 per share, for the third quarter of 2004 compared with $52.5 million, or $1.05 per share, for the third quarter of 2003 and $52.2 million, or $1.03 per share, for the second quarter of 2004 on a greater number of shares outstanding. Third-quarter 2003 results included $2.6 million in net income, or $0.05 per share, from tax benefits of the company's two real estate investment trusts ("REITS"). As previously disclosed, in 2004 the company is continuing its practice, adopted in the fourth quarter of 2003, of not recognizing tax benefits associated with its REITS.
    For the first nine months of 2004, City National Corporation recorded net income of $156.6 million, or $3.07 per share, compared with $142.2 million, or $2.85 per share, reported for the first nine months of 2003. First-nine-months 2003 results included $8.1 million in net income, or $0.16 per share, from tax benefits of the company's two REITS.
    The following table shows the growth of earnings per share with and without the 2003 REITS tax benefits:

                        For the three            For the nine
                        months ended             months ended
                        September 30,            September 30,
                     -----------------   %     -----------------   %
                        2004    2003   Change    2004    2003   Change
-------------------- --------- ------- ------ --------- ------- ------
Without REIT tax
 benefits              $1.04   $1.00       4    $3.07   $2.69      14
With REIT tax
 benefits               1.04    1.05      (1)    3.07    2.85       8

    HIGHLIGHTS

    -- Average deposits were up 11 percent with average core deposits up 15 percent for the third quarter of 2004 from the third quarter a year ago due to continued bank-wide growth. Average core deposits represented 93 percent of the total average deposit base for the third quarter of 2004, compared with 90 percent for the third quarter of 2003 and 93 percent for the second quarter of 2004. New clients contributed to the year-over-year growth of deposits.

    -- Third-quarter average loans were up 8 percent from the same period last year. Period-end loan balances at September 30, 2004 of $8.2 billion increased $291.4 million, or 4 percent from $7.9 billion at December 31, 2003 primarily due to an increase in real estate-related loans.

    -- No provision for credit losses was recorded for the third quarter of 2004, a result of continued strong credit quality and an adequate current level of allowance for credit losses. There was no provision for credit losses in the year-ago quarter. Nonaccrual loans as of September 30, 2004 were $35.3 million, down 35 percent from September 30, 2003, and down 16 percent from June 30, 2004.

    -- Average securities for the third quarter of 2004 were up 16 percent from the same period a year ago as deposit growth outpaced loan growth. Third-quarter average securities increased 2 percent from the second quarter of 2004, and period-end securities increased $282.9 million from June 30, 2004 to September 30, 2004 due partially to a $72.7 million improvement in the mark-to-market adjustment.

    -- Revenue for the third quarter of 2004 rose 6 percent over the same period a year ago and 2 percent over the second quarter of 2004.

    "Higher revenues, sound credit quality and strong growth in deposits continued to produce double-digit net income growth for the first nine months of this year and enabled City National to reach total assets of $14 billion for the first time, a milestone that underscores the bank's position as California's Premier Private and Business Bank," said Chief Executive Officer Russell Goldsmith.

                                                      For the
                                                       three
                           For the three months        months
                                 ended                 ended
 Dollars in millions,         September 30,      %    June 30,     %
 except per share           2004       2003   Change    2004    Change
----------------------- ---------- ---------- ------ ---------- ------
Earnings Per Share         $1.04      $1.05      (1)    $1.03       1
Net Income                  53.5       52.5       2      52.2       2
Average Assets (1)      13,612.4   12,428.3      10  13,223.4       3
Return on Average
 Assets (1)                 1.56 %     1.68 %    (7)     1.59 %    (2)
Return on Average
 Equity                    16.80      18.28      (8)    17.07      (2)

(1) As of September 30, 2004, the company has reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform to the presentation in the third quarter of 2004.

    The Bank's prime rate was 4.75 percent as of September 30, 2004, an increase of 75 basis points over last year.

    ASSETS

    Average assets for the third quarter of 2004 were higher than the third quarter of 2003, primarily due to an increase in average federal funds sold, securities, and loans. Total assets at September 30, 2004 increased 9 percent to $14.0 billion from $12.8 billion at September 30, 2003, and 4 percent from $13.5 billion at June 30, 2004.

    REVENUES

    Revenues (net interest income plus noninterest income) for the third quarter of 2004 increased 6 percent to $185.0 million compared with $173.9 million for the third quarter of 2003 due to higher net interest income and wealth management fees. Revenues were up 2 percent from the second quarter of 2004, or 10 percent annualized.

    NET INTEREST INCOME

    Fully taxable-equivalent net interest income for the third quarter of 2004 of $140.8 million was up 6 percent from $132.4 million for the third quarter of 2003. Compared to the second quarter of 2004, net interest income was up 4 percent or 15 percent annualized from $135.6 million. This was due to an increase in loan yields of 17 basis points, and increased holdings of liquid assets. The net interest margin was 3 basis points lower than the second quarter of 2004. The decline was due to increased holdings of lower yielding federal funds sold and securities as strong deposit growth continued to exceed the demand for loans, and a 4-basis-point increase in the average cost of total deposits. The change from the third quarter of 2004 compared to the same quarter a year ago was also due to the holding of lower yielding federal funds sold and securities as strong deposit growth continued to exceed the demand for loans.

                                                     For the
                                                     three
                         For the three months        months
                               ended                 ended
                            September 30,       %    June 30,     %
 Dollars in millions      2004       2003     Change   2004     Change
----------------------- ---------- ---------- ------ ---------- ------
Average Loans           $8,173.9   $7,558.8       8  $8,053.9       1
Average Securities       3,677.0    3,180.5      16   3,601.0       2
Average Deposits        11,496.7   10,320.8      11  11,121.5       3
Average Core Deposits   10,685.8    9,323.5      15  10,310.7       4
Fully Taxable-
 Equivalent
Net Interest Income        140.8      132.4       6     135.6       4
Net Interest Margin         4.46 %     4.61 %    (3)     4.49 %    (1)

    Period-end September 30, 2004 loans increased $48.6 million from June 30, 2004, reflecting modest growth in real estate-related loans.
    Compared with the prior-year third-quarter averages, residential mortgage loans rose 22 percent, real estate construction loans rose 24 percent, commercial real estate mortgage loans rose 7 percent, and commercial loans decreased 3 percent partially due to the payoff of several dairy loans. Compared with the prior quarter, commercial loans decreased slightly while all other categories increased.
    The company's "plain vanilla" interest rate swaps which are part of its long-standing asset-liability management strategy of hedging loans, deposits and borrowings were $1.0 billion in notional value, which was down $0.1 billion from the notional value at June 30, 2004 and September 30, 2003.

    NONINTEREST INCOME

    Third-quarter 2004 noninterest income was 5 percent higher than the third quarter of 2003 due primarily to higher wealth management income. However, it fell 1 percent from the second quarter of 2004. As a percentage of total revenues, noninterest income was 26 percent for the third quarter of 2004, compared with 26 percent and 27 percent for the third quarter of 2003 and the second quarter of 2004, respectively.

    Wealth Management

    Trust and investment fees increased 19 percent over the third quarter of 2003 primarily due to higher balances under management or administration. Assets under management at September 30, 2004 also increased 19 percent from the same period last year primarily due to new business, strong relative investment performance and higher market values. Increases in market values are reflected in fee income primarily on a trailing-quarter basis.

                                                      At or for
                                                         the
                                 At or for              three
                                   the                  months
                             three months ended         ended
                               September 30,     %    June 30,    %
Dollars in millions           2004      2003   Change   2004    Change
-------------------------- --------- --------- ------ --------- ------

Trust and Investment Fee
 Revenue                      $16.9     $14.1     19     $16.7      1
Brokerage and Mutual Fund
 Fees                           9.7       9.3      4       9.4      3
Assets Under
 Administration            33,171.1  27,485.8     21  31,749.9      4
Assets Under Management
 (1)(2)                    15,101.1  12,653.0     19  14,567.2      4

(1) Included above in assets under administration

(2) Excludes $3,603 and $3,275 million of assets under management for the CCM minority owned asset managers as of September 30, 2004 and June 30, 2004, respectively

    Other Noninterest Income

    Cash management and deposit transaction fees decreased 5 percent for the third quarter of 2004 from the same quarter last year. Compared with the second quarter of 2004, third-quarter 2004 cash management and deposit transaction fees decreased 6 percent due primarily to an increase in the earnings credit for deposits under analysis.
    International service fees for the third quarter of 2004 were 7 percent higher over the prior-year quarter and increased 3 percent from the second quarter of 2004 primarily due to higher letter of credit fees.
    Other income for the third-quarter of 2004 was 12 percent lower than the third quarter of 2003 primarily due to the absence of participating mortgage loan fees in the current quarter and was essentially unchanged from the second quarter of 2004. Participating mortgage loan fees are earned upon completion and repayment of debt of certain real estate construction projects. In these cases, City National participates in the profits of the project by funding a portion of the equity requirement.
    For the third quarter of 2004, the company recorded $0.3 million in gains on the sale of loans, assets and debt repurchase and gains on the sale of securities, compared to essentially no gain or loss for the third quarter of 2003 and $0.9 million in gains for the second quarter of 2004.

    NONINTEREST EXPENSE

    Third-quarter 2004 noninterest expense of $97.8 million was up 6 percent compared to $92.3 million for the third quarter of 2003 and up 2 percent from $95.7 million for the second quarter of 2004. The year-over-year increase primarily related to higher staff costs. Compared with the prior quarter, the increase was due primarily to higher net occupancy of premises and higher professional fees.
    For the third quarter of 2004, the efficiency ratio was 52.68 percent compared with 52.92 percent for the third quarter of 2003, and
52.72 percent for the second quarter of 2004.

    INCOME TAXES

    The third-quarter 2004 effective tax rate was 37.6 percent, compared with 36.6 percent for all of 2003. The effective tax rate reflects changes in the mix of tax rates applicable to income before tax. Quarterly comparisons with the first three quarters of 2003 were affected by the real estate investment trust ("REIT") state tax benefits which were included in net income in the first three quarters of 2003 and were reversed in the fourth quarter of 2003.
    As previously reported, the California Franchise Tax Board ("FTB") has taken the position that certain REIT and registered investment company ("RIC") tax deductions will be disallowed under new California law adopted in the fourth quarter of 2003. While management continues to believe that the tax benefits realized in previous years were appropriate, the company deemed it prudent to participate in the statutory Voluntary Compliance Initiative-Option 2, requiring payment of all California taxes and interest on these disputed 2000 through 2002 tax benefits, and permitting the company to claim a refund for these years while avoiding certain potential penalties. The company's strategic and financial positions remain unchanged from the previously reported period.

    FIRST-NINE-MONTHS NET INCOME

    First-nine-months 2004 net income of $156.6 million, or $3.07 per share, rose from $142.2 million, or $2.85 per share, in the first nine months of 2003 attributable to the following:

    -- Average deposits grew 12 percent and core deposits went up 16 percent.

    -- Average loans increased by $267.7 million, or 3 percent. Residential mortgage loans rose 17 percent, commercial real estate mortgage loans rose 5 percent, real estate construction loans rose 14 percent and commercial loans decreased 7 percent partially due to the payoff of dairy loans previously announced.

    -- Revenues increased 6 percent attributable to the rise of both net interest income and noninterest income. The margin for the first nine months of 2004 declined to 4.54 percent from 4.82 percent for the same period a year ago due to the holding of lower yielding federal funds sold and securities as strong deposit growth continues to exceed the demand for loans.

    -- No provision for credit losses was recorded for the first nine months of 2004 due to continued strong credit quality compared with $29.0 million for the first nine months of 2003.

    -- Noninterest income grew 10 percent from $129.3 million to $142.5 million. This increase is attributable to increased trust and investment fees from higher assets under management or administration and the operations of Convergent Capital Management, LLC ("CCM"). Results for 2004 include CCM's operation for the entire nine months while 2003 results only include the operations of CCM beginning April 1, 2003, the date the acquisition was completed. Noninterest income as a percentage of total revenues was 26 percent for the first nine months of 2004 compared with 25 percent for the first nine months of 2003.

    -- Noninterest expense was up 7 percent from $269.1 million to $287.9 million partly because of the acquisition of CCM.

    CREDIT QUALITY

    The company made no provision for credit losses in the first nine months of 2004. This was attributable to the continued strong credit quality of its portfolio, low level of net charge-offs, management's ongoing assessment of the credit quality of the portfolio, modest loan growth and an improving economic environment. Nonaccrual loans as of September 30, 2004 were $35.3 million, down 35 percent from September 30, 2003, and down 16 percent from June 30, 2004.
    At September 30, 2004, the allowance for loan losses was $148.1 million or 1.81 percent of outstanding loans. This was after the company reclassified $12.3 million for $4.3 billion of unfunded credit commitments from the allowance for loan losses to other liabilities. Unfunded credit commitments increased by approximately $234 million during the third quarter of 2004. The process used in the determination of the adequacy of the reserve for unfunded credit commitments is consistent with the process for the allowance for loan losses. Prior to the reclassification, the allowance for loan losses was $160.4 million or 1.96 percent of outstanding loans. This presentation does not lower the total reserve for credit losses. Management believes the allowance for credit losses is adequate to cover risks in the loan portfolio at September 30, 2004.

                                                        At or
                                                        for the
                                At or for                three
                                   the                   months
                              three months               ended
                                  ended                   June
                               September 30        %      30,     %
 Dollars in millions           2004     2003    Change   2004  Change
---------------------------- --------- -------- ------ -------- ------
Provision For Credit Losses       $-       $-       0      $-       0
Net Loan Charge-Offs             4.8      4.7       1       -     N/M
Annualized Percentage of
 Net Charge-offs
 to Average Loans               0.23 %   0.25 %    (8)      - %   N/M
Nonperforming Assets           $35.3    $54.7     (35)  $41.8     (16)
Percentage of Nonaccrual
 Loans
and ORE to Total Loans and
 ORE                            0.43 %   0.72 %   (40)   0.51 %   (16)
Allowance for Loan Losses
 (1)                          $148.1   $156.6      (5) $153.3      (3)
Reserve for Off-Balance
 Sheet
Credit Commitments (1)         $12.3     $9.6      27   $11.8       4
Percentage of Allowance for
 Loan
   Losses to Outstanding
    Loans (1)                   1.81 %   2.08 %   (13)   1.89 %    (4)
Percentage of Allowance for
 Loan
   Losses to Nonaccrual
    Loans (1)                 419.79   286.44      47  366.39      15
Percentage of Allowance for
 Credit
Losses to Nonaccrual Loans
 (2)                          454.65   304.08      50  394.71      15

(1) As of September 30, 2004, the company has reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform to the presentation in the third quarter of 2004.

(2) Allowance for credit losses equals allowance for loan losses and reserves for off-balance sheet credit commitments.

    At September 30, 2004, approximately 29.4 percent of the nonperforming assets were loans to Northern California clients, and
15.1 percent were 4 dairy credits. At September 30, 2004, the company's loan portfolio included approximately $460.7 million of loans managed in Northern California offices. In addition, the portfolio included approximately $26.7 million in outstanding dairy loans, an industry which, as previously announced, the company expects to exit, at relatively minimal cost, over the next three months.

    OUTLOOK

    Management now expects the growth of net income per share for 2004 to be approximately 9 to 11 percent higher than net income per share for 2003 compared to its earlier guidance of 8 to 10 percent. This is based on current economic conditions and the outlook for the remainder of 2004, the 25-basis-point increase in interest rates effective September 21, 2004, and the updated business indicators below:

    --  Average loan growth 4 to 6 percent

    --  Average deposit growth 9 to 11 percent

    --  Net interest margin 4.50 to 4.60 percent

    --  Provision for credit losses $0 million to $5 million

    --  Noninterest income growth 6 to 8 percent

    --  Noninterest expense growth 6 to 8 percent

    --  Effective tax rate 36 to 38 percent

    CAPITAL LEVELS

    Total risk-based capital and Tier 1 risk-based capital ratios at September 30, 2004 were 14.99 percent and 11.35 percent, compared with the minimum "well capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio at September 30, 2004 was 7.80 percent. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at June 30, 2004 were 14.77 percent, 11.08 percent and 7.68 percent, respectively which reflect the reclassification of the off-balance sheet credit commitments.
    Average shareholders' equity to average assets for the third quarter of 2004 was 9.3 percent compared to 9.2 percent for the third quarter of 2003 and 9.3 percent for the second quarter of 2004.
    Accumulated other comprehensive income at September 30, 2004 was $3.7 million compared with income of $21.4 million at September 30, 2003 and a loss of $38.4 million at June 30, 2004. The increase during the third quarter related primarily to the impact of the decrease in long and medium-term interest rates on the securities portfolio during the period. A decrease in long-term securities also contributed to the average duration of total available-for-sale securities at September 30, 2004 decreasing to 3.1 years compared to 3.8 years at June 30, 2004 and 3.2 years at September 30, 2003.

    STOCK REPURCHASE

    The company has authorization to repurchase 1,009,500 of its outstanding shares as of September 30, 2004. On March 24, 2004, City National Corporation's Board of Directors authorized the repurchase of one million additional shares of City National Corporation stock, following completion of the company's previous buyback initiatives. On January 22, 2003, the Board of Directors had authorized a one-million-share stock buyback program. This program was completed during the first quarter of 2004 with the repurchase of 249,900 shares at an average cost of $58.23 per share. The average cost for the entire one-million-share buyback program was $46.41 per share. On July 15, 2003, the Board of Directors authorized the repurchase of 500,000 additional shares of City National Corporation stock, following completion of the company's January 22, 2003 buyback initiative. Under this plan, 490,500 shares have been repurchased at an average cost of $59.68 per share leaving 9,500 shares remaining for repurchase before the initiation of the new one-million-share program. There were no shares repurchased during the third quarter of 2004. The shares purchased under the buyback programs will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were 1,157,468 treasury shares at September 30, 2004.

    CONFERENCE CALL

    City National Corporation will host a conference call this afternoon to discuss results for the third quarter of 2004. The call will begin at 2:00 p.m. PDT. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial 800-599-9816 and enter pass code 36903977. A listen-only live broadcast of the call also will be available on the investor relations page of the company's website at www.cnb.com. There, it will be archived and available for 12 months.

    ABOUT CITY NATIONAL

    City National Corporation is a financial services company with $14.0 billion in total assets. Its wholly owned subsidiary, City National Bank, is California's Premier Private and Business Bank(SM). The bank provides banking, investment, and trust services through 52 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area, and New York City. The company and its affiliates manage or administer more than $33 billion in client trust and investment assets, including more than $15 billion under management.
    For more information about City National, visit the company's Web site at cnb.com http://www.cnb.com/.

    This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.
    Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) the unknown economic impact of state, county and city budget issues, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) the costs associated with the requirements to address Sarbanes-Oxley 404 and Bank Secrecy Act regulatory compliance principles including Anti-Money Laundering, USA Patriot Act and Know Your Client, (5) increased competition in the company's market, (6) other-than-expected credit losses, (7) earthquake or other natural disasters impacting the condition of real estate collateral, (8) the effect of acquisitions and integration of acquired businesses, and (9) the impact of changes in regulatory, judicial, or legislative tax treatment of business transactions. Management cannot predict at this time the extent of the economic recovery, and a slowing or reversal could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.
    For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-Q for the quarter-ended June 30, 2004, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET (unaudited)
(Dollars in thousands, except per share amount)
----------------------------------------------------------------------

                                   September 30,            June 30,
                         ---------------------------------
                                2004        2003 % Change     2004
                         ---------------------------------------------
Assets
Cash and due from banks     $410,694    $497,392      (17)   $485,208
Federal funds sold           890,000     717,200       24     595,000
Due from banks - interest
 bearing                      37,890      33,646       13      76,890
Securities                 3,830,502   3,467,752       10   3,547,650
Loans (net of allowance
 for loan losses of
 $148,056; $156,563 and
 $153,271)  (1)            8,026,081   7,385,584        9   7,972,225
Other assets                 786,233     738,600        6     808,773
                         ------------------------         ------------
Total assets  (1)        $13,981,400 $12,840,174        9 $13,485,746
                         ========================         ============

Liabilities and
 Shareholders' Equity
Noninterest-bearing
 deposits                 $5,922,689  $5,365,335       10  $5,809,241
Interest-bearing deposits  5,942,864   5,420,366       10   5,645,678
                         ------------------------         ------------
Total deposits            11,865,553  10,785,701       10  11,454,919
Federal funds purchased
 and securities sold
 under repurchase
 agreements                   71,570     103,346      (31)     94,898
Other short-term borrowed
 funds                        50,125      15,125      231      50,125
Subordinated debt            291,073     303,393       (4)    286,896
Other long-term debt         231,882     278,664      (17)    224,488
Reserve for off-balance
 sheet credit commitments
  (1)                         12,295       9,646       27      11,846
Other liabilities /
 minority interest           145,675     160,500       (9)    134,765
                         ------------------------         ------------
Total liabilities  (1)    12,668,173  11,656,375        9  12,257,937
Shareholders' equity
Common stock, paid-in
 capital, retained
 earnings, treasury
 shares and deferred
 equity compensation       1,309,544   1,162,353       13   1,266,227
Accumulated other
 comprehensive income
 (loss)                        3,683      21,446      (83)    (38,418)
                         ------------------------         ------------
Total shareholders'
 equity                    1,313,227   1,183,799       11   1,227,809
                         ------------------------         ------------
Total liabilities and
 shareholders' equity
 (1)                     $13,981,400 $12,840,174        9 $13,485,746
                         ========================         ============

Book value per share          $26.73      $24.29       10      $25.05

Number of shares at
 period end               49,127,167  48,740,418        1  49,015,117

(1) As of September 30, 2004, the company has reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform to the presentation in the third quarter of 2004.


CONSOLIDATED STATEMENT OF INCOME (unaudited)
(Dollars in thousands, except per share amount)
----------------------------------------------------------------------

           For the three months           For the nine months
         ended                         ended
                September 30,                 September 30,
          ------------------------------------------------------------
                                    %                             %
                 2004       2003  Change       2004       2003  Change
          ------------------------------------------------------------
Interest
 income      $152,431   $142,361       7   $441,406   $432,370      2
Interest
 expense      (15,090)   (13,700)     10    (40,818)   (48,368)   (16)
           ----------------------        ----------------------
Net
 interest
 income       137,341    128,661       7    400,588    384,002      4
Provision
 for credit
 losses             -          -       -          -    (29,000)  (100)
           ----------------------        ----------------------
Net
 interest
 income
 after
 provision
 for credit
 losses       137,341    128,661       7    400,588    355,002     13
Noninterest
 income        47,640     45,268       5    142,476    129,296     10
Noninterest
 expense      (97,761)   (92,333)      6   (287,947)  (269,061)     7
Minority
 interest      (1,502)    (1,717)    (13)    (4,408)    (3,257)    35
           ----------------------        ----------------------
Income
 before
 taxes         85,718     79,879       7    250,709    211,980     18
Income
 taxes        (32,240)   (27,376)     18    (94,133)   (69,741)    35
           ----------------------        ----------------------
Net income    $53,478    $52,503       2   $156,576   $142,239     10
           ======================        ======================
Net income
 per share,
 diluted        $1.04      $1.05      (1)     $3.07      $2.85      8
           ======================        ======================
Dividends
 paid per
 share          $0.32      $0.28      14      $0.96      $0.69     39
           ======================        ======================

Shares used
 to compute
 per share
 net
 income,
 diluted   51,182,083  50,176,559         50,969,910  49,941,668


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (unaudited)  (Dollars in thousands)
----------------------------------------------------------------------


               For the three months          For the nine months
                       ended                         ended
                   September 30,                 September 30,
              --------------------------------------------------------
                                       %                          %
                    2004        2003 Change    2004     2003   Change
              ----------- ----------- ------ --------- --------- -----
Average
 Balances
Loans
Commercial    $3,100,553  $3,191,405    (3)$3,134,153  $3,383,367  (7)
Commercial
 real estate
 mortgage      1,837,590   1,715,400     7  1,819,488   1,730,310   5
Residential
 mortgage      2,135,972   1,754,877    22  2,041,912   1,748,237  17
Real estate
 construction    786,576     634,300    24    748,275     659,157  14
Equity lines
 of credit       221,105     175,596    26    206,366     171,807  20
Installment       92,086      87,221     6     88,344      77,970  13
              ----------- -----------      ----------- -----------
Total loans   $8,173,882  $7,558,799     8 $8,038,538  $7,770,848   3
              =========== ===========      =========== ===========

Securities    $3,676,953  $3,180,542    16 $3,580,520  $2,825,919  27
Due from banks
 - interest
 bearing          38,992      66,477   (41)    53,381      40,231  33
Interest-
 earning
 assets       12,549,195  11,390,370    10 12,097,769  10,960,019  10
Assets  (1)   13,612,389  12,428,306    10 13,152,721  11,950,447  10
Core deposits 10,685,832   9,323,541    15 10,207,652   8,808,012  16
Deposits      11,496,659  10,320,828    11 11,052,186   9,826,659  12
Shareholders'
 equity        1,266,651   1,139,440    11  1,239,710   1,129,645  10

Noninterest
 income
Trust and
 investment
 fees            $16,850     $14,148    19    $49,102     $32,878  49
Brokerage and
 mutual fund
 fees              9,675       9,264     4    $27,768     $27,519   1
Cash
 management
 and deposit
 transaction
 fees             10,322      10,885    (5)    32,362      32,868  (2)
International
 services          5,191       4,845     7     15,359      14,192   8
Bank owned
 life
 insurance           588         747   (21)     2,134       2,192  (3)
Other              4,678       5,327   (12)    13,915      16,991 (18)
              ----------- -----------      ----------- -----------
     Subtotal
      - core      47,304      45,216     5    140,640     126,640  11
Gain on sale
 of  loans and
 assets/debt
 repurchase            9          16    NM          9         118 (92)
Gain on sale
 of securities       327          36   808      1,827       2,538 (28)
              ----------- -----------      ----------- -----------
Total            $47,640     $45,268     5   $142,476    $129,296  10
              =========== ===========      =========== ===========

Total revenue   $184,981    $173,929     6   $543,064    $513,298   6
              =========== ===========      =========== ===========

Noninterest
 expense
Salaries and
 employee
 benefits        $59,675     $55,261     8   $178,657    $161,582  11
              ----------- -----------      ----------- -----------
All Other
Net occupancy
 of premises       8,124       8,142     -     23,081      22,973   -
Professional       7,582       6,821    11     20,418      20,026   2
Information
 services          4,522       4,749    (5)    13,632      13,304   2
Depreciation       3,614       3,315     9     10,116       9,453   7
Marketing and
 advertising       3,666       3,060    20     10,985       9,725  13
Office
 services          2,444       2,504    (2)     7,350       7,472  (2)
Amortization
 of
 intangibles       1,763       2,365   (25)     5,282       6,568 (20)
Equipment            478         528    (9)     1,879       1,832   3
Other
 operating         5,893       5,588     5     16,547      16,126   3
              ----------- -----------      ----------- -----------
Total all
 other            38,086      37,072     3    109,290     107,479   2
              ----------- -----------      ----------- -----------
Total            $97,761     $92,333     6   $287,947    $269,061   7
              =========== ===========      =========== ===========

Selected
 Ratios
For the Period
Return on
 average
 assets  (1)        1.56 %      1.68 %  (7)      1.59 %      1.59 % -
Return on
 average
 shareholders'
 equity            16.80       18.28    (8)     16.87       16.83   -
Efficiency
 ratio  (2)        52.68       52.92     -      52.92       51.93   2
Dividend
 payout ratio      29.51       25.94    14      30.08       23.58  28

Period End
 (1)
Tier 1 risk-
 based capital
 ratio                                          11.35       10.75   6
Total  risk-
 based capital
 ratio                                          14.99       14.92   -
Tier 1
 leverage
 ratio                                           7.80        7.36   6


(1) As of September 30, 2004, the company has reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform to the presentation in the third quarter of 2004.

(2) The efficiency ratio is defined as noninterest expense excluding ORE expense divided by total revenue (net interest income on a tax-equivalent basis and noninterest income).


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (unaudited)  (Dollars in thousands)
----------------------------------------------------------------------

Period end                    September 30,                 June 30,
                         ---------------------------------
                              2004        2003   % Change     2004
                         ---------------------------------------------
Loans
Commercial                $3,020,235  $3,143,489       (4) $3,077,689
Commercial real estate
 mortgage                  1,852,472   1,707,822        8   1,842,956
Residential mortgage       2,167,623   1,803,424       20   2,114,335
Real estate construction     797,109     622,941       28     782,435
Equity lines of credit       242,050     179,601       35     214,533
Installment                   94,648      84,870       12      93,548
                         ------------------------         ------------
Total loans               $8,174,137  $7,542,147        8  $8,125,496
                         ========================         ============

Deposits
Noninterest-bearing       $5,922,689  $5,365,335       10  $5,809,241
Interest-bearing, core     5,083,550   4,451,820       14   4,854,545
                         ------------------------         ------------
Total core deposits       11,006,239   9,817,155       12  10,663,786
Time deposits - $100,000
 and over                    859,314     968,546      (11)    791,133
                         ------------------------         ------------
Total deposits           $11,865,553 $10,785,701       10 $11,454,919
                         ========================         ============


                  For the three months        For the nine months
                          ended                    ended
                      September 30,             September 30,
                  ----------------------------------------------------
                      2004     2003 % Change    2004     2003 % Change
                  --------- -------- -------  -------- ------- -------
Yields and Rates
 for the Period
   Loans              5.54 %   5.73 %   (3)      5.46 %   5.83 %   (6)
   Securities         4.27     4.41     (3)      4.43     4.79     (8)
   Interest-
    earning assets    4.94     5.09     (3)      4.99     5.41     (8)
   Interest-
    bearing
    deposits          0.77     0.73      5       0.72     0.91    (20)
   Other
    borrowings        2.30     2.02     14       2.06     2.22     (7)
   Total interest
    bearing
    liabilities       0.91     0.87      5       0.85     1.06    (20)
   Net interest
    margin            4.46     4.61     (3)      4.54     4.82     (6)


                          September 30,                      June 30,
                    ------------------------------------
                        2004         2003      % Change        2004
                    ------------ ------------ ----------  ------------
Credit Quality
  Nonaccrual loans
   and ORE
    Nonaccrual
     loans             $35,269      $54,659       (35)       $41,833
    ORE                      -            -         -              -
                    ------------ ------------             ------------
Total nonaccrual
 loans and ORE         $35,269      $54,659       (35)       $41,833
                    ============ ============             ============

Total nonaccrual
 loans and ORE
 to total
 loans and ORE            0.43         0.72       (40)          0.51

Loans past due
 90 days or more
 on accrual status      $3,586       $3,023        19           $153
                    ============ ============             ============


                For three months          For the nine months
                    ended                        ended
                  September 30,              September 30,

               -------- ----------------- ---------- -----------------
                                    %                            %
                  2004      2003  Change       2004      2003  Change
               --------  ---------------- ----------  ----------------
Allowance for
 Loan
 Losses
Beginning
 balance      $153,271  $161,947      (5)$  156,015  $156,598       -
   Provision
    for credit
    losses        (449)     (666)    (33)    (2,324)   27,258    (109)
   Charge-offs  (8,238)   (7,599)      8    (22,187)  (36,692)    (40)
   Recoveries    3,472     2,881      21     16,552     9,399      76
               --------  --------         ----------  --------

Net charge-
 offs           (4,766)   (4,718)      1     (5,635)  (27,293)    (79)
               --------  --------         ----------  --------
Ending Balance$148,056  $156,563      (5)$  148,056  $156,563      (5)
               ========  ========         ==========  ========


Reserve for
 Off-Balance
 Sheet
 Credit
  Commitments
Beginning
 balance      $ 11,846  $  8,980      32 $    9,971  $  7,904      26
   Provision       449       666     (33)     2,324     1,742      33
               --------  --------         ----------  --------
Ending Balance$ 12,295  $  9,646      27 $   12,295  $  9,646      27
               ========  ========         ==========  ========

Total net
 charge-offs
 to average
 loans
  (annualized)   (0.23)    (0.25)     (8)     (0.09)    (0.47)    (81)

Allowance for
 loan losses
 to total loans                                1.81      2.08     (13)
Allowance for
 loan losses
 to nonaccrual
 loans                                       419.79    286.44      47
Allowance for
 credit losses
 to nonaccrual
 loans (1)                                   454.65    304.08      50

As of September 30, 2004, the company has reclassified the reserve for unfunded credit commitments from the allowance for loan losses to other liabilities. Amounts presented prior to the third quarter of 2004 have been reclassified to conform to the presentation in the third quarter of 2004.

(1) Allowance for credit losses equals allowance for loan losses and reserves off-balance sheet credit commitments.


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
Reclassification of Off-Balance Sheet Credit Commitments
----------------------------------------------------------------------


                                             Reserve for
                                             Off-Balance
                                 Allowance   Sheet Credit   Combined
                                     for
                                Loan Losses  Commitments     Total
                                ------------ ------------ ------------
Balances, December 31, 2002        $156,598       $7,904     $164,502
Net Charge-offs                     (12,522)           -      (12,522)
Provision                            17,172          328       17,500
                                ------------ ------------ ------------
Balances, March
 31, 2003                           161,248        8,232      169,480
Net Charge-offs                     (10,053)           -      (10,053)
Provision                            10,752          748       11,500
                                ------------ ------------ ------------
Balances June 30,
 2003                               161,947        8,980      170,927
Net Charge-offs                      (4,718)           -       (4,718)
Provision                              (666)         666            -
                                ------------ ------------ ------------
Balances, September 30, 2003        156,563        9,646      166,209
Net Charge-offs                        (223)           -         (223)
Provision                              (325)         325            -
                                ------------ ------------ ------------
Balances, December 31, 2003         156,015        9,971      165,986
Net Charge-offs                        (914)           -         (914)
Provision                              (603)         603            -
                                ------------ ------------ ------------
Balances, March
 31, 2004                           154,498       10,574      165,072
Net Charge-offs                          45            -           45
Provision                            (1,272)       1,272            -
                                ------------ ------------ ------------
Balances, June 30,
 2004                               153,271       11,846      165,117
Net Charge-offs                      (4,766)           -       (4,766)
Provision                              (449)         449            -
                                ------------ ------------ ------------
Balances, September 30, 2004       $148,056      $12,295     $160,351
                                ============ ============ ============


    CONTACT: City National Corporation
             Christopher J. Carey, 310-888-6777 (IR)
             Cary Walker, 213-447-8269 (Media)